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                                                                  Exhibit (d)(3)

                              EMPLOYMENT AGREEMENT


          THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of October 25, 2000, between KC Merger Corp., a Delaware corporation ("KC Merger") and Mark D. Lerdal ("Executive"). This Agreement shall become effective (the "Effective Date") only upon the consummation of the Merger of the KC Merger and KENETECH Corporation, a Delaware corporation (the "Company") as contemplated by that certain Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement"), by and among KC Holding Corporation, a Delaware corporation ("Parent"), the Company and KC Merger.

          In addition, on the date hereof, (i) Parent and Executive shall become parties to a contribution and subscription agreement pursuant to which, among other matters, the Executive shall contribute an aggregate of 11,365,458 shares of common stock of Kenetech in exchange for an aggregate of 472,803 shares of common stock of Parent and (ii) Parent, the Executive and all of the other stockholders of Parent shall become parties to a stockholders agreement (the "Stockholders Agreement") providing for, among other things, establishing the composition of Parent's board of directors.

          In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1. Employment. The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning and ending as provided in paragraph 4 hereof (the "Employment Period").

          2.   Position and Duties.

          (a) During the Employment Period, Executive shall serve as the President and Chief Executive Officer of the Company and shall have the normal duties, responsibilities and authority of the President and Chief Executive Officer, subject to the overall direction and authority of the Company's board of directors (the "Board") and to any constraints that may be contained in yearly operating budgets approved by the Board.

          (b) The Executive's duties are not intended to be a full time position and the Executive shall devote such time as he, in consultation with the Board, deems necessary. Executive shall report only to the Board, and Executive shall devote reasonable commercial efforts to the business and affairs of the Company and its Subsidiaries.

          (c) For purposes of this Agreement, "Subsidiaries" shall mean any corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned directly or indirectly by the Company or its successors.

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          3.   Base Salary and Benefits.

          (a) During the Employment Period, Executive's base salary shall be $250,000 per annum and shall be subject to review by the Board regarding an annual increase (the "Base Salary"), which salary shall be payable in regular installments in accordance with the Company's general payroll practices and shall be subject to customary withholding. In addition, during the Employment Period, Executive shall be entitled to participate in all of the Company's current employee benefit programs, and in no event shall receive benefits less than those for which senior executive employees of the Company and its Subsidiaries are generally eligible.

          (b) Executive shall be entitled to four weeks of paid vacation per calendar year during the Employment Period.

          (c) The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

          (d) In addition to the Base Salary, Executive will be eligible for an annual bonus as determined by and in the sole discretion of the Board.

          4.   Term.

          (a) The Employment Period shall commence as of the Effective Date and shall terminate as of December 31, 2001; provided, that the Employment Period (including, without limitation, any extensions of the Employment Period pursuant to the provisions below or otherwise) (i) shall terminate upon Executive's resignation without Good Reason (as defined below), death or Disability (as defined below), or (ii) may be terminated by the Company at any time for Cause (as defined below); provided further, that the Employment Period shall automatically renew for successive periods of one (1) year each, unless either party delivers written notice to the other of its intention not to renew the Employment Period for such successive one (1) year period at least 90 days prior to the commencement of any such renewal period.

          (b) Subject to the other terms and conditions of this Section 4(b), if the Employment Period is terminated by the Company without Cause or if Executive shall terminate the Employment Period for Good Reason during the term of this Agreement, Executive shall be entitled to receive one year's Base Salary and a bonus based on the average of the bonus and benefits paid to the Executive by the Company in the three years preceding such termination. Any such amounts payable under this Section 4(b) will be payable at such times as such amounts would have been payable had Executive not been terminated. Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to pay any amounts payable under this Section 4(b) during such times as Executive is in breach of paragraph 5 or 6 hereof. As a condition to the

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Company's obligations (if any) to make payments pursuant to this paragraph 4(b),
Executive will execute and deliver a general release in form and substance reasonably satisfactory to the Company.

          (c) If the Employment Period is terminated by the Company for Cause or is terminated pursuant to clause (a)(i) above, Executive shall be entitled to receive his Base Salary through the date of termination.

          (d) Except as otherwise provided in Section 4(b), Section 4(c) or in this Section 4(d), all of Executive's rights to fringe benefits and bonuses hereunder (if any) which accrue or become payable after the termination of the Employment Period shall cease upon such termination.

          (e) For purposes of this Agreement, "Disability" (i) shall mean any physical or mental incapacitation which results in Executive's inability to perform his duties and responsibilities for the Company for a total of 90 consecutive days, as determined by the Board in its good faith judgment and (ii) shall be deemed to have occurred on the 90th day of such inability to perform.

          (f) For purposes of this Agreement, "Cause" shall mean the conviction of a felony, or any willful act or omission involving dishonesty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers.

          (g) For purposes of this Agreement, "Good Reason" shall mean the occurrence, without Executive's consent, of any of the following: (i) unless corrected within 10 days after delivery by Executive of written notice to the Board of Executive's objection thereto, the assignment to Executive of any significant duties materially inconsistent with Executive's status as a chief executive officer of the Company or a substantial adverse alteration in the nature or status of Executive's responsibilities for the Company, (ii) a reduction by the Company without the amount of Executive in Executive's Base Salary in effect from time to time pursuant to this Agreement, (iii) the Board requires Executive to relocate from the San Francisco area or (iv) any other material breach of this Agreement by the Company, after delivery of written notice by Executive to the Board and a 10 day period to effect a cure.

          5. Confidential Information. Each party acknowledges that in connection with the performance of this Agreement, such party may have access to or become aware of or otherwise obtain information, observations and data concerning the other party's business or affairs ("Confidential Information"). Therefore, each party agrees that, during the Employment Period and for a period of two years thereafter, it shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the other party. The confidentiality and non-disclosure obligations of this Section 5 shall not apply if, and to the extent that: (i) the Confidential Information was known to the receiving party prior to its receipt from disclosing party, other than by the fault of disclosing party, (ii) the Confidential Information is or becomes part of the public domain, other than by the fault of disclosing party, (iii) the Confidential Information is rightfully disclosed to the receiving party by a third party that is legally free to disclose such Confidential Information or (iv) the Confidential Information is disclosed pursuant to

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subpoena or other compulsory legal process, or in connection with proceedings to enforce any rights under this Agreement.

          6.   Noncompete.

          (a) Each of the parties hereto acknowledges and agrees that Kenetech is, among other things, engaged in the business of development of independent power projects throughout the United States. Executive possesses extensive knowledge and proprietary information with respect to Kenetech and its Subsidiaries, which, if disclosed or made available to Kenetech's or its successors' competitors, would have a material adverse effect on Kenetech and its successors, and Executive has been responsible for the creation of goodwill inherent in Kenetech and its Subsidiaries. In connection with the transactions contemplated by the Merger Agreement, Executive will sell or otherwise dispose of all of his shares of capital stock of Kenetech within the meaning of Section 16601 of the California Business and Professions Code.

          (b) In order to protect the value of the capital stock of Kenetech acquired by the Company's stockholders pursuant to the Merger Agreement (including the goodwill, Confidential Information of Kenetech, its successors and their respective Subsidiaries), Executive agrees that during the Employment Period and for any additional period Executive is receiving payments under
Section 4(b) (the "Noncompete Period"), he shall not, directly or indirectly, either for himself or for any other person, partnership, corporation, company or other entity, own, manage, control, participate in, consult with, render services for, or in any other manner engage in any business or enterprise which designs, produces, renders or sells services anywhere in the United States which compete with the services of Kenetech, its successors or any of their respective Subsidiaries (or any services Kenetech, its successors or any of their respective Subsidiaries are then currently actively in process of developing or planning for). Executive agrees that the aforementioned covenant is reasonable with respect to its duration, geographical area and scope. Neither the provision of employment services to the Company, its successors or their respective Subsidiaries pursuant to this Agreement nor the ownership of any securities of the Surviving Corporation, its successors or their respective Subsidiaries shall be deemed a violation of this Section 7(b). For purposes of this paragraph (b), "participate" includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, executive, franchisor, franchisee, creditor, owner or otherwise; provided that the foregoing activities shall not include the passive ownership (i.e., Executive does not directly or indirectly participate in the business or management of the applicable entity) of less than 5% of the stock of a publicly-held corporation. Notwithstanding the foregoing, this paragraph 7(b) shall not apply to any investments made in accordance with the provisions of Section 8 of this Agreement.

          7. Enforcement. If, at the time of enforcement of paragraph 5 or 6 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Executive's services are unique and because Executive has access to Confidential Information, the parties hereto agree that monetary damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this

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Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof. In addition, in the event of an alleged breach or violation by Executive of paragraph 6, the Noncompete Period shall be tolled until such breach or violation has been duly cured. Executive agrees that the restrictions contained in paragraph 6 are reasonable.

          8. Other Investment Opportunities. As long as Executive is employed by the Company or any of its Subsidiaries, each of the Executive and the Company and/or ValueAct Capital Partners, L.P. and its related investors (collectively, "VACP") (the "Discovering Party") agree that they will offer to the other party the opportunity to participate in any investment opportunity developed by or made available to the Discovering Party relating to the development of independent power projects on terms identical to those available to the Discovering Party up to their pro rata equity ownership in the Company. The Discovering Party shall use best efforts to obtain the agreement of the prospective investee to the participation of the other party in any contemplated investment and the Discovering Party shall not make any investment subject to the terms of this Section if such prospective investee declines to allow the participation of the other party.

          9. Executive's Representations. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity (other than the employment agreement described in the recitals to this agreement) and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

          10. Survival. Paragraphs 5 and 6 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

          11. Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

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     Notices to Executive:                    Notices to the Company:
     --------------------                     ----------------------

     Mark D. Lerdal                           KC Merger Corp
     c/o KENETECH Corporation                 c/o ValueAct Capital Partners L.P.
     500 Sansome Street, #410                 One Maritime Plaza, Suite 1400
     San Francisco, CA 94111                  San Francisco, CA  94112
                                              Attn:   Jeffrey Ubben

     With copies to:                        With copies to:
     ---------------                        ---------------

     Gibson, Dunn & Crutcher                Kirkland & Ellis
     One Montgomery Street, 31/st/ Floor    200 East Randolph Drive
     San Francisco, CA 94114                Chicago, Illinois  60601
     Attn: Douglas D. Smith                 Attn:  Jeffrey C. Hammes, P.C.
                                                   Dennis M. Myers


or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

          12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. In the event that any ruling of any court or governmental authority calls into question the validity of any portion of this Agreement, the parties hereto shall consult with each other concerning such matters and shall negotiate in good faith a modification to this Agreement which would obviate any such questions as to validity while preserving, to the extent possible, the intent of the parties and the economic and other benefits of this Agreement and the portion thereof whose validity is called into question.

          13. Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          14. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

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          15.  Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          16. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

          17. CHOICE OF LAW. ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA. EACH OF THE PARTIES HERETO MAINTAINS SUBSTANTIAL CONTACTS WITH THE STATE OF CALIFORNIA, AND A SIGNIFICANT PORTION OF THE PARTIES' EMPLOYMENT RELATIONSHIP SHALL BE CARRIED OUT IN THE STATE OF CALIFORNIA. EACH PARTY AGREES THAT THE COVENANT PROVIDING FOR CALIFORNIA LAW TO GOVERN THIS AGREEMENT IS A MATERIAL INDUCEMENT TO EACH PARTY TO ENTER INTO THIS AGREEMENT, AND EACH PARTY RELIED ON SUCH COVENANT TO ENTER INTO THIS AGREEMENT.

          18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

          19. References to the Company. From and after the effectiveness of the transactions contemplated by the Merger Agreement, all references to the Company shall be deemed to be references to the Surviving Corporation.

          20. Expenses. As of the Effective Date, the Company agrees to pay all reasonable attorneys fees incurred by Executive in connection with the creation, execution and delivery of this Agreement and the Stockholders Agreement; provided, that the Company's obligations pursuant to this Section 20 shall not exceed $35,000 in the aggregate.

          21.  Dispute Resolution.

          (a) Notwithstanding any provision to the contrary in this Agreement, the provisions of this Section 21 shall not apply to any dispute, claim or controversy involving any of the covenants set forth in Section 5 or 6 of this Agreement. Any dispute, claim or controversy arising out of any of the covenants set forth in Section 5 or 6 of this Agreement shall be adjudicated in any court of competent jurisdiction.

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          (b) Each of the parties hereto agrees that they will attempt to settle any dispute, claim or controversy arising out of this Agreement through good faith negotiations in the spirit of mutual cooperation.

          (c) Any dispute, claim or controversy that cannot be resolved by the parties through good faith negotiations within 30 days of the notification to the other party of the commencement of the dispute resolution procedures of this
Section 21 will then, upon the written request of any party hereto, be resolved by binding arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association by a sole arbitrator. Such arbitrator shall be mutually agreeable to the parties. If the parties cannot mutually agree upon the selection of an arbitrator, the arbitrator shall be selected in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association. To the extent not governed by such rules, such arbitrator shall be directed by the parties to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances. Such arbitrator shall be directed by the parties to determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or evidence) that would be applied by a federal court required to apply the internal law (and not the law of conflicts) of the State of California. The arbitration will be conducted in San Francisco, California. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

          (d) Nothing contained in this Section 21 shall prevent any party hereto from resorting to judicial process if injunctive or other equitable relief from a court is necessary to prevent injury to such party or its affiliates. The use of arbitration procedures will not be construed under the doctrine of laches, waiver or estoppel to affect adversely the rights of any party to assert any claim or defense.

          22. Attorneys' Fees. In the event that any action or proceeding, including without limitation arbitration, is commenced by any party hereto for the purpose of enforcing any provision of this Agreement, the parties to such action, proceeding or arbitration shall receive as part of any award, judgment, decision or other resolution of such action, proceeding or arbitration their costs and reasonable attorneys' fees as determined by the person or body making such award, judgment, decision or resolution. Should any claim hereunder be settled short of the commencement of any such action or proceeding, including arbitration, the parties in such settlement shall be entitled to include as part of the damages alleged to have been incurred reasonable costs of attorneys or other professionals in investigation or counseling on such claim.

                             *    *    *    *    *

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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                    KC MERGER CORP.



                                    By: /s/ Jeffrey W. Ubben
                                       --------------------------

                                    Its: Secretary/Treasurer
                                         --------------------------


                                    /s/ Mark D. Lerdal
                                    _____________________________
                                    MARK D. LERDAL


                                    VALUEACT CAPITAL PARTNERS, L.P.



                                    By: VA Partners, L.L.C.

                                    Its: General Partner

                                    By: /s/ Jeffrey W. Ubben
                                        --------------------------

                                    Its: Managing Member
                                         -------------------------

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